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                                                            EXHIBIT (a)(1)(AA)

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                                                              EXHIBIT (a)(1)(AA)


STOCK OPTION EXCHANGE PROGRAM NOW OPEN
Delta is offering eligible employees the opportunity to participate in a stock option exchange program. This is a one-time offer that will allow eligible employee option holders on the U.S. payroll to cancel their outstanding options that have an exercise price of $25 or higher and exchange them for a fewer number of replacement options at a new exercise price. The option exchange is entirely voluntary. Delta is mailing further information to the homes of eligible employees. Employees who wish to exchange their existing options for replacement options must do so by 7 p.m. on June 25. Details on how to exchange options, plus online calculators that can help determine whether to participate in the exchange, as well as the Offer to Exchange document, are posted online at the HR Employee Connection [LINK].


WHO'S ELIGIBLE FOR THE OPTION EXCHANGE?
Eligibility requirements for the option exchange are detailed in the Offer to Exchange being mailed to homes. The information is also posted online. To participate, option holders must be eligible employees on each of the following three dates: the date the offer commences, today, May 28; the date the offer ends, currently scheduled for June 25; and the date replacement options are granted, currently expected for Dec. 26, 2003. Option holders should know that, if for any reason they are not an eligible employee of Delta or one of its wholly owned subsidiaries on the date the replacement options are granted, any options they have chosen to exchange will already have been cancelled and they will not be reinstated. No replacement options will be granted to employees and no other consideration will be given. This means that if the option holder dies, is terminated for any reason, including retirement, or if Delta terminates his/her employment for any reason, including through a reduction in the workforce, before the date the replacement options are granted, the option holder will not receive anything for the options he or she exchanged, which will be cancelled.